                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       National Service Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   (NSI LOGO)

                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JANUARY 6, 1999

     The annual meeting of stockholders of NATIONAL SERVICE INDUSTRIES, INC. (the "Corporation") will be held on Wednesday, January 6, 1999, at 10:00 a.m. in the Richard H. Rich Auditorium at the Robert W. Woodruff Arts Center, 1280 Peachtree Street, N.E., Atlanta, Georgia, for the following purposes:

          (1) to elect directors;

          (2) to amend the Restated Certificate of Incorporation to increase the authorized common stock of the Corporation to 120,000,000 shares;

          (3) to approve the amended and restated National Service Industries, Inc. Management Compensation and Incentive Plan;

          (4) to ratify the appointment of Arthur Andersen LLP as independent auditors for the Corporation for the fiscal year ending August 31, 1999; and

          (5) to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on November 9, 1998 as the record date for the determination of the stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

     A list of the stockholders entitled to vote at the meeting may be examined at the Corporation's executive offices, 1420 Peachtree Street, N.E., Atlanta, Georgia, during the ten-day period preceding the meeting.

November 23, 1998

                                          By order of the Board of Directors,

                                          /s/ HELEN D. HAINES
                                          --------------------------------------
                                          HELEN D. HAINES
                                          Vice President and Secretary

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY (OR ALTERNATIVELY DELIVER THE PROXY BY THE INTERNET OR TELEPHONE AS INDICATED ON THE ENCLOSURE). NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                                PROXY STATEMENT

     The following information is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the annual meeting to be held on January 6, 1999. A copy of the annual report of the Corporation for the fiscal year ended August 31, 1998 and a proxy for use at the meeting are enclosed with this proxy statement. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 23, 1998.

                              GENERAL INFORMATION

PROXY

     Stockholders are requested to execute and return the enclosed proxy in the accompanying envelope (or alternatively to deliver the proxy by the internet or telephone as indicated on the enclosure). At any time before the proxy is voted, it may be revoked by written notice to the Secretary of the Corporation. Proxies which are properly returned or alternatively delivered, and not revoked, will be voted in accordance with stockholders' directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees listed below as directors, for the proposed amendment to the Restated Certificate of Incorporation to increase the Corporation's authorized common stock, for approval of the amended and restated Management Compensation and Incentive Plan, and for ratification of the appointment of Arthur Andersen LLP as independent auditors for the Corporation.

STOCK OUTSTANDING AND VOTING RIGHTS

     As of November 9, 1998, the record date for the annual meeting, there were 41,364,566 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

VOTING PROCEDURE

     Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION

     The cost of soliciting proxies is paid by the Corporation. Officers and regular employees of the Corporation, at no additional compensation, may assist in the solicitation of proxies. Solicitation will be by mail and perhaps by telephone and personal contact.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     At the annual meeting thirteen (13) directors of the Corporation will be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. It is believed that all such nominees are available for election. If any of the nominees are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

INFORMATION CONCERNING NOMINEES

     All of the nominees listed below are now directors of the Corporation and have served continuously since their election. All of the current directors were elected by the stockholders except Charles W. McCall, who was elected by the Board of Directors effective July 23, 1998.

     The following is a brief summary of each nominee's business experience, other directorships held, and membership on the standing committees of the Board of Directors of the Corporation.


                              JAMES S. BALLOUN                         Director since 1996


                              Mr. Balloun, 60 years old, was elected Chairman of the Board and Chief Executive Officer of the Corporation effective
           [photo]            February 1, 1996, and was also elected President effective
                              October 19, 1996. He was previously affiliated with the
                              management consulting firm McKinsey & Company, Inc., which he served as a Director from June 1976 until January 1996.
                              Mr. Balloun is a director of Georgia Pacific Corporation,
                              Radiant Systems, Inc., and Wachovia Corporation. Mr. Balloun
                              is Chairman of the Executive Committee of the Board.

                              JOHN L. CLENDENIN                        Director since 1996


                              Mr. Clendenin, 64 years old, is retired from BellSouth
                              Corporation, which he served as Chairman from December 1996
           [photo]            to December 1997 and as Chairman, President and Chief
                              Executive Officer from 1983 until December 1996. He is a
                              director of Coca-Cola Enterprises Inc., Equifax Inc., The
                              Home Depot, Inc., The Kroger Company, RJR Nabisco Holdings
                              Corp., Powerwave Technologies, Springs Industries, Inc., and
                              Wachovia Corporation. Mr. Clendenin previously served as a director of the Corporation from 1984 until 1995. Mr.
                              Clendenin is Chairman of the Executive Resource and
                              Compensation Committee and a member of the Executive
                              Committee of the Board.

                              THOMAS C. GALLAGHER                      Director since 1997


                              Mr. Gallagher, 50 years old, has served since 1990 as
           [photo]            President and Chief Operating Officer of Genuine Parts
                              Company. He also serves as Chairman and Chief Executive
                              Officer of S. P. Richards Company, a wholly-owned subsidiary of Genuine Parts Company. He has been employed by Genuine
                              Parts Company since 1970 and has served as an executive
                              officer of the company since 1988. He is a director of
                              Genuine Parts Company and Oxford Industries, Inc. Mr.
                              Gallagher is a member of the Audit and the Executive
                              Resource and Compensation Committees of the Board.

                              ROBERT M. HOLDER, JR.                    Director since 1974


                              Mr. Holder, 68 years old, has served since April 1997 as
           [photo]            Chairman of the Board of The RMH Group, a consulting and
                              investment firm. He was Chairman of the Board of Holder
                              Corporation, a real estate development and construction firm he founded, from 1960 through March 1997. He also served as its Chief Executive Officer from 1960 until April 1994. Mr.
                              Holder is Chairman of the Audit Committee and a member of
                              the Executive Committee of the Board.

                              JAMES C. KENNEDY                         Director since 1993

                              Mr. Kennedy, 50 years old, has served since January 1988 as
                              Chairman and Chief Executive Officer of Cox Enterprises,
        [photo]               Inc., a company engaged in publishing, broadcasting, and
                              automobile auction businesses. He has been employed by Cox
                              Enterprises since 1972 and has served as an officer of the company since 1986. He is a director of Cox Communications,
                              Inc. and Cox Radio, Inc. Mr. Kennedy is a member of the
                              Executive Resource and Compensation and the Corporate
                              Governance and Nominating Committees of the Board.

                              DAVID LEVY                               Director since 1984

                              Mr. Levy, 61 years old, is Executive Vice President,
                              Administration and Counsel of the Corporation. He served the
         [photo]              Corporation as Senior Vice President, Secretary and Counsel
                              from 1982 through September 1992. He has served as an
                              officer of the Corporation since 1973. Mr. Levy is a member of the Executive Committee of the Board.

                              BERNARD MARCUS                         Director since 1990

                              Mr. Marcus, 69 years old, is one of the co-founders of The
                              Home Depot, Inc. He has served as its Chairman of the Board since 1978 and also served as Chief Executive Officer from
         [photo]              1978 until May 1997. Mr. Marcus was Chairman of the Board
                              and President of Handy Dan Home Improvement Centers, Inc.
                              from 1972 to 1978. Mr. Marcus is a director of DBT Online,
                              Inc. and Westfield America, Inc. He is a member of the
                              Audit, the Executive, and the Executive Resource and
                              Compensation Committees of the Board.

                              CHARLES W. McCALL                         Director since 1998

                              Mr. McCall, 54 years old, has served since 1991 as President and Chief Executive Officer of HBO & Company and was elected
                              Chairman of the Board in 1998. HBOC is a provider of
         [photo]              software and other services to healthcare organizations. Mr.
                              McCall previously served as President and Chief Executive
                              Officer of CompuServe Inc. from 1984 to 1991. He is a
                              director of EIS International, Inc. and WestPoint Stevens
                              Inc. He is a member of the Audit and Executive Resource and
                              Compensation Committees of the Board.

                              JOHN G. MEDLIN, JR.                      Director since 1988

                              Mr. Medlin, 64 years old, is Chairman Emeritus of Wachovia
                              Corporation. He served as its non-executive Chairman from
         [photo]              1994 to 1998 and as its Chief Executive Officer from 1977
                              through 1993. He joined Wachovia Bank and Trust Company in
                              1959 and served as an officer of the Bank and affiliated
                              companies for 36 years. He is a director of BellSouth
                              Corporation, Burlington Industries, Inc., Media General,
                              Inc., USAirways Group, Inc., and Wachovia Corporation. Mr.
                              Medlin is Chairman of the Corporate Governance and
                              Nominating Committee and a member of the Executive Committee of the Board.


                              SAM NUNN                                 Director since 1997

                              Mr. Nunn, 60 years old, is a senior partner in the Atlanta law firm King & Spalding, which he joined in January 1997.
                              Previously, he served in the U.S. Senate for four terms
     [photo]                  starting in 1972. Mr. Nunn is a director of The Coca-Cola
                              Company, General Electric Company, Scientific-Atlanta, Inc.,
                              Texaco, Inc., and Total System Services, Inc. He is a member of the Corporate Governance and Nominating Committees of the
                              Board.


                              HERMAN J. RUSSELL                        Director since 1996

                              Mr. Russell, 67 years old, has served since 1959 as Chairman of the Board of H.J. Russell & Company, which is engaged in construction, client services, and property management
    [photo]                   businesses. He also served as its Chief Executive Officer
                              from 1959 until November 1996. Mr. Russell also serves as a director of Wachovia Corporation. He is a member of the
                              Audit and the Corporate Governance and Nominating Committees
                              of the Board.


                              BETTY L. SIEGEL                          Director since 1998

                              Dr. Siegel, 67 years old, has served as President of
                              Kennesaw State University since 1981. She previously served as Dean of the School of Education and Psychology and
                              Professor of Psychology at Western Carolina University from
    [photo]                   1976 to 1981 and served as Dean of Academic Affairs for
                              Continuing Education at the University of Florida from 1972 to 1976. She is a director of AGL Resources Inc. and Equifax
                              Inc. Dr. Siegel is a member of the Executive Resource and
                              Compensation and the Corporate Governance and Nominating
                              Committees of the Board.


                              BARRIE A. WIGMORE                        Director since 1997

                              Mr. Wigmore, 57 years old, is a limited partner of Goldman
                              Sachs Group, LP, an investment banking firm. He joined
                              Goldman Sachs in 1970, became a general partner in 1978, and
    [photo]                   retired in 1988 as a limited partner. He is a director of
                              Potash Corporation of Saskatchewan. Mr. Wigmore is a member of the Audit and the Executive Resource and Compensation
                              Committees of the Board.


COMPENSATION OF DIRECTORS

     During the fiscal year ended August 31, 1998, each director who was not an employee of the Corporation received an annual director fee of $40,000 and an additional annual fee of $5,000 for serving as chairman of a committee, payable quarterly in each case. Under the Nonemployee Director Deferred Stock Unit Plan, each director was paid one-half of the annual fee, and may elect to receive additional portions of the annual fee and the chairman fee, in deferred stock units. The value and return on deferred stock units is equivalent to the value and return on NSI stock. The director's account is generally payable on or after retirement; there is no other retirement plan for directors. The Plan was amended, effective December 1, 1997, to provide for a one-time grant of 1,000 deferred stock units to existing non-employee directors and to new non-employee directors upon their election and an annual grant of 350 deferred stock units to each non-employee director. The Corporation's compensation consultant advised the Corporation that the additional grants bring the total director pay package approximately to the competitive median.

     Effective December 31, 1997, the Corporation terminated its Directors' Deferred Compensation Plan, under which directors could defer payment of all or any part of their cash fees for a period generally ending on
                                        4
or after retirement. Existing balances were transferred to the Nonemployee Director Deferred Stock Unit Plan.

     Pursuant to the National Service Industries, Inc. 1992 Nonemployee Directors' Stock Option Plan, each nonemployee director received on September 17, 1997 a grant of a nonqualified option for the purchase of 1,000 shares of common stock at an exercise price of $44.25 per share, the fair market value on the grant date. Each option grant is exercisable after one year and remains exercisable for a period of ten years from the grant date. Effective in January 1999, stock options will be granted annually on the day of the Annual Meeting.

     Directors may participate in the Corporation's Matching Gift Program. Under this program, the Corporation will match charitable contributions up to a total of $5,000 per individual per year.

     For information on compensation of directors who also served as executive officers during the fiscal year, see "Executive Compensation" below.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Nunn is a partner in the law firm King & Spalding, which the Corporation engages for certain legal services, and Mr. Wigmore is a limited partner in the investment banking firm Goldman Sachs Group, LP, which the Corporation engages for certain financial services. The Corporation also has transactions in the ordinary course of business with unaffiliated corporations and institutions of which certain non-employee directors of the Corporation are officers or directors, including BellSouth Corporation, Cox Enterprises, Inc., Genuine Parts Company, HBO & Company, The Home Depot, Inc., Kennesaw State University, The RMH Group, H. J. Russell & Company, and Wachovia Corporation. The Corporation considers the amounts involved in such services and transactions to be immaterial in relationship to its business and believes that such amounts are not material in relationship to the business of these organizations or individuals. Management believes that the terms on which business is conducted with these organizations are no less favorable than those available from other organizations.

OTHER INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     The Board of Directors has delegated certain functions to the following standing committees:

          The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-laws and to fill vacancies among its membership and except as restricted by the Delaware General Corporation Law. The Committee is comprised of James S. Balloun, Chairman, John L. Clendenin, Robert M. Holder, Jr., David Levy, Bernard Marcus, and John G. Medlin, Jr. It held no meetings during the fiscal year.

          The Audit Committee's responsibilities include: reviewing the scope and results of audits performed by the independent and internal auditors; reviewing recommendations by the independent and internal auditors relating to internal controls; and recommending to the Board the independent auditing firm to be retained by the Corporation. The Committee is comprised of Robert M. Holder, Jr., Chairman, Thomas C. Gallagher, Bernard Marcus, Charles W. McCall, Herman J. Russell, and Barrie A. Wigmore. It held two meetings during the fiscal year.

          The Executive Resource and Compensation Committee is responsible for certain matters relating to the compensation of the officers of the Corporation, as set forth in the Committee's report below. The Committee is comprised of John L. Clendenin, Chairman, Thomas C. Gallagher, James C. Kennedy, Charles W. McCall, Betty L. Siegel, and Barrie A. Wigmore. It held two meetings during the fiscal year.

          The Corporate Governance and Nominating Committee is responsible for reviewing matters pertaining to the composition, organization and practices of the Board of Directors, including a periodic evaluation of the Board in meeting its corporate governance responsibilities, and for recommending to the full Board a slate of directors for consideration by the shareholders at the annual meeting and candidates to fill any vacancies on the Board. The Committee is comprised of John G. Medlin, Jr., Chairman, James C. Kennedy, Sam Nunn, Herman J. Russell, and Betty L. Siegel. It held two meetings during the fiscal year.

     During the fiscal year ended August 31, 1998, the Board of Directors met five times. All of the directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year except Mr. Marcus.

     The Corporate Governance and Nominating Committee will consider nominee recommendations from stockholders made in writing and addressed to the attention of Chairman of the Corporate Governance and Nominating Committee, c/o Helen D. Haines, Vice President and Secretary, National Service Industries, Inc., P.O. Box 7158, Midtown Station, Atlanta, Georgia 30357-0158. Stockholders making nominee recommendations to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under "Annual Meeting in January 2000 -- Stockholder Proposals."

BENEFICIAL OWNERSHIP OF THE CORPORATION'S SECURITIES

     The table below sets forth information concerning beneficial ownership of the Corporation's common stock and ownership of deferred stock units (share equivalents), as of September 1, 1998 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page ten, and by all directors and executive officers of the Corporation as a group. The Corporation knows of no beneficial owner of more than five percent of the Corporation's stock.

     Beginning in September 1996, the executive officers of the Corporation became subject to voluntary stock ownership guidelines, expressed as a specified multiple of salary. Compliance with the guidelines will be expected by August 31, 2001, and the Executive Resource and Compensation Committee has indicated that progress toward meeting the guidelines will be taken into account when grants and awards are made under the Long-Term Achievement Incentive Plan.

                                                                  SHARES OF        DEFERRED
                                                                COMMON STOCK        STOCK
                                                                BENEFICIALLY        UNITS
NAME                                                             OWNED(1)(2)       OWNED(3)
----                                                            -------------      --------
James S. Balloun............................................       303,864               0
John L. Clendenin...........................................         5,300           2,175
Thomas C. Gallagher.........................................         1,000           1,648
Brock A. Hattox.............................................        32,429               0
Robert M. Holder, Jr........................................        12,330          14,420
James C. Kennedy............................................         6,000           3,037
David Levy..................................................       127,764(4)            0
Bernard Marcus..............................................         8,000           3,360
Charles W. McCall...........................................             0           1,000
John G. Medlin, Jr..........................................         7,000           2,312
Sam Nunn....................................................         3,000(5)        2,626
Herman J. Russell...........................................         3,024           3,360
Stewart A. Searle III.......................................        14,632               0
Betty L. Siegel.............................................         6,591           9,761
Barrie A. Wigmore...........................................        11,000           2,161
Current directors and executive officers as a group.........       541,943(2)(5)    45,860

---------------

(1) The percentage of shares beneficially owned by each individual does not exceed one percent of the Corporation's common stock and the percentage of shares beneficially owned by directors and executive officers as a group is 1.3%. Each beneficial owner has sole voting and investment power with respect to all shares shown, except as otherwise indicated and except that shares shown for Messrs. Gallagher and Wigmore are jointly held with their respective spouses.
(2) Includes shares that may be acquired within 60 days after the ownership date reflected, upon exercise of employee and director stock options. Options are included for the following individuals: Mr. Balloun, 288,750 shares; Mr. Hattox, 30,000 shares; Mr. Levy (including options held by a family partnership of which he is the general partner), 100,828 shares; Mr. Searle, 13,500 shares; Messrs. Clendenin, Nunn and Russell, 2,000 shares each; Mr. Kennedy, 5,000 shares; Messrs. Holder, Marcus, and Medlin and Dr. Siegel, 6,000 shares each; Mr. Wigmore, 1,000 shares; and all current directors and executive officers as a group, 469,078 shares.
(3) The deferred stock units (each unit equivalent to one share of stock) are credited to the accounts of nonemployee directors of the Corporation under the Nonemployee Directors Deferred Stock Unit Plan.
(4) Includes 49 shares held by Mr. Levy's spouse.

(5) Share ownership is shown for Mr. Nunn as of October 1, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers to file reports of ownership and changes in ownership of the Corporation's stock with the Securities and Exchange Commission, the New York Stock Exchange, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 1998, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis, except that the Form 3 for Mr. McCall was filed approximately seven days late and the Form 4 reporting Mr. Clendenin's exercise of nonemployee director stock options (an exempt transaction under Section 16(b) of the Exchange Act) was filed late.

                             EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE RESOURCE AND COMPENSATION COMMITTEE

     The Executive Resource and Compensation Committee of the Board of Directors is composed entirely of nonemployee directors. The Committee is responsible for approving the salary payable to the Chairman of the Board, President, and Chief Executive Officer, subject to ratification by the full Board, for setting the salary payable to each of the other executive officers of the Corporation, and for administering the Management Compensation and Incentive Plan (the "Incentive Plan"), subject to ratification of certain matters thereunder by the full Board. The Committee had authority to grant awards under the Long-Term Incentive Program (the "Long-Term Program") and now has that authority under the Long-Term Achievement Incentive Plan (the "Long-Term Plan"). The Committee reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other compensation plan, benefit plan, or perquisite.

     Following below is a discussion of the compensation policies applicable to the Corporation's executive officers, the executive officers' compensation program for the last fiscal year, and the Chief Executive Officer's compensation for the last fiscal year.

  Compensation Policies for Executive Officers

     The Corporation's compensation program is designed to attract, retain, motivate, and reward qualified executives, with a linkage between the level of an individual's compensation and the performance of the individual and the Corporation. For the 1998 fiscal year, the principal compensation components were base salary, bonus awards under the Incentive Plan, stock options granted under the Long-Term Plan, and aspiration awards (described below) granted under the Long-Term Plan. Bonus awards, stock options, and aspiration awards are generally granted on an annual basis. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities.

     The Committee reviews the compensation of each executive officer utilizing competitive compensation information prepared by an independent compensation consultant and a performance review and recommendation by the Chief Executive Officer for each other executive officer. The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with comparably sized diversified companies, which are representative of the companies with whom the Corporation competes for executive talent. These companies are not necessarily the same as those included in the peer index in the performance graph in this proxy statement.

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer's fiscal 1998 or 1999 compensation will be subject to the $1 million deductibility limitation of
Section 162(m) of the Internal Revenue Code. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders.

     In conjunction with the Long-Term Plan, the Committee adopted voluntary stock ownership guidelines for executive officers and other participants in order to further align their interests with those of other shareholders. It is expected that each participant will meet the ownership guidelines, established in each case as a specified multiple of salary, no later than August 31, 2001 (or, if later, five years from the date on which the participant became subject to the guidelines). Progress toward meeting the guidelines will be taken into account when grants and awards are made under the Plan.

  Executive Officers' 1998 Compensation

     The salary for fiscal 1998 of each executive officer (other than the Chief Executive Officer, discussed below) was based on competitive compensation data, at the 50th or 75th percentile level, taking into account the executive's performance, experience, abilities, and expected future contribution.

     Bonuses for fiscal 1998 under the Incentive Plan were intended to provide competitive total cash compensation at the 50th to 75th percentile level, subject to achievement of the Corporation's and the individual's target performance objectives as described below. A bonus fund, stated as a percentage of gross salary, was determined for each executive officer based on the per-share earnings objective for the Corporation established by the Committee and ratified by the Board of Directors at the beginning of the fiscal year. The bonus fund increased or decreased in relationship to earnings per share, with no bonus fund for earnings below a threshold level. For fiscal 1998, the threshold level required the same level of earnings per share as was achieved in fiscal 1997. Based on the Corporation's earnings per share, the actual bonus fund for each individual represented 68.5% of the target bonus fund.

     The compensation of executive officers for fiscal 1998 was further linked with the Corporation's performance and to the increase in shareholder value through long-term awards -- stock options and aspiration awards granted under the Long-Term Plan. Options provide compensation opportunities directly related to, and contingent upon, the long-term performance of the Corporation and to the increase in market value of its shares. Aspiration awards are long-term awards designed to more clearly and quantifiably relate reward opportunities with achievement of specific performance goals over a three year cycle; the performance measure is economic profit (adjusted after-tax profit minus a charge for capital). The level of aspiration awards payable at the conclusion of the cycle is expected to correlate closely with increases in stock price over time. Long-term awards to executive officers in fiscal 1998 were based on competitive long-term grants at approximately the 75th percentile level for target level performance and are designed to provide significantly higher compensation for significantly higher performance.

  Chief Executive Officer's 1998 Compensation

     Pursuant to Mr. Balloun's February 1, 1996 employment agreement with the Corporation (see "Employment Contracts, Severance Arrangements, and Other Agreements" in this proxy statement), in the 1998 fiscal year he received base salary, an incentive bonus opportunity, and stock options and an aspiration award under the Long-Term Plan. His total compensation was based on competitive and merit factors and in consideration of the particular leadership needs of the Corporation when he joined the Corporation.

     The bonus paid to Mr. Balloun for fiscal 1998 was based on the Corporation's earnings level, as specified by the Committee at the beginning of the fiscal year and as described above for executive officers. Most of his compensation opportunity is provided through bonus, aspiration awards, and stock options and is therefore linked directly to performance on behalf of shareholders and to appreciation in the market price of the Corporation's stock. The Committee was recently advised by an independent compensation consultant that Mr. Balloun's 1998 base salary was competitive with the market third quartile, that his 1998 bonus opportunity approximated the market median, and that his 1998 long-term incentive value approximated the market median.

                                          EXECUTIVE RESOURCE AND
                                          COMPENSATION COMMITTEE

                                          John L. Clendenin, Chairman
                                          Thomas C. Gallagher
                                          James C. Kennedy
                                          Betty L. Siegel
                                          Barrie A. Wigmore

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors serving on the Executive Resource and Compensation Committee of the Board of Directors during the fiscal year ended August 31, 1998 were, for the entire year, John L. Clendenin, Thomas C. Gallagher, James C. Kennedy, Betty
L. Siegel, and Barrie A. Wigmore, for the portion of the year up to January 7, 1998, Bernard Marcus and John G. Medlin, Jr., and for the portion of the year after July 23, 1998, Charles W. McCall. None of these individuals are or have ever been officers or employees of the Corporation. During the 1998 fiscal year, no executive officer of the Corporation served as a director of any corporation which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation's other directors are affiliated.

PERFORMANCE GRAPH

     The following graph compares, for the five years ended August 31, 1998, the yearly percentage change in cumulative total shareholders' return on the Corporation's common stock with (a) the S&P 500 Stock Index and (b) the S&P Specialized Services Index (the industry group within the S&P 500 in which the Corporation is included). The graph assumes an initial investment of $100 at the closing price on August 31, 1993 and assumes all dividends were reinvested.

                                                                                            S&P
               Measurement Period                                                       Specialized
             (Fiscal Year Covered)                      NSI             S&P 500           Services
1993                                                        100.00            100.00            100.00
1994                                                        109.89            105.44             99.80
1995                                                        123.54            128.03            113.79
1996                                                        167.44            151.99            133.59
1997                                                        200.93            213.75            163.73
1998                                                        173.38            231.06            150.34

SUMMARY COMPENSATION TABLE

     The following table presents the cash compensation paid by the Corporation and its affiliates for the past three fiscal years, as well as compensation accrued for those years, to the individual who served as the Corporation's Chief Executive Officer during the 1998 fiscal year and the three other executive officers as of August 31, 1998 (the four officers referred to herein as the "named executive officers").

                                                                                   LONG TERM COMPENSATION
                                                                             -----------------------------------
                                                  ANNUAL COMPENSATION                 AWARDS             PAYOUTS
                                              ----------------------------   -------------------------   -------
                                                                   OTHER
                                                                   ANNUAL    RESTRICTED    SECURITIES              ALL OTHER
                                                                  COMPEN-      STOCK       UNDERLYING     LTIP      COMPEN-
                                     FISCAL   SALARY     BONUS     SATION     AWARD(S)    OPTIONS/SARS   PAYOUTS    SATION
    NAME AND PRINCIPAL POSITION       YEAR      ($)       ($)      ($)(1)       ($)          (#)(2)        ($)      ($)(3)
-----------------------------------  ------   -------   -------   --------   ----------   ------------   -------   ---------
James S. Balloun(4)................   1998    750,000   513,750     4,800         0          65,000        0         2,500
  Chairman of the Board,              1997    750,000   750,000     4,800         0          45,000        0         2,500
  President and Chief                 1996    750,000   750,000     3,200         0         250,000        0             0
  Executive Officer
Brock A. Hattox(5).................   1998    370,000   114,071     4,800         0          40,000        0         5,447
  Executive Vice President            1997    347,144   192,836   112,994         0          40,000        0         1,000
  and Chief Financial Officer         1996         --        --        --        --              --        --           --
David Levy.........................   1998    357,500   110,217     4,800         0          31,000        0        10,127
  Executive Vice President,           1997    342,500   186,046     4,800         0          20,000        0         1,000
  Administrative and                  1996    326,250   100,289     5,300         0          20,000        0         6,000
  Counsel
Stewart A. Searle III(6)...........   1998    232,500    71,680     4,800         0          20,000        0         6,029
  Senior Vice President,              1997    212,500   115,430     4,800         0          12,000        0             0
  Planning and Development            1996     50,000    15,000     1,000         0           5,000        0             0

---------------

(1) Each amount shown includes an automobile allowance of $400 per month.
(2) No stock appreciation rights were granted during this period.
(3) The amounts shown for 1998 include a matching contribution on 401(k) deferrals in the amount of $2,947 for Mr. Hattox, $5,127 for Mr. Levy, and $3,529 for Mr. Searle, and a matching contribution on other deferred compensation in the amount of $5,000 for Mr. Levy and $2,500 each for Messrs. Balloun, Hattox, and Searle.
(4) Mr. Balloun was elected President effective October 19, 1996.
(5) Mr. Hattox was elected Executive Vice President and Chief Financial Officer on September 18, 1996.
(6) Mr. Searle was elected Senior Vice President, Planning and Development on June 19, 1996.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table contains information concerning the exercise of stock options by the named executive officers during the 1998 fiscal year and the aggregate value of unexercised stock options held by the named executive officers as of August 31, 1998. No stock appreciation rights are held by any named executive officer.

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED IN-
                                                       UNDERLYING UNEXERCISED          THE-MONEY OPTIONS/SARS AT
                         SHARES                      OPTIONS/SARS AT FY-END (#)              FY-END ($)(1)
                       ACQUIRED ON      VALUE      -------------------------------   -----------------------------
        NAME           EXERCISE(#)   REALIZED($)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------   -----------   -------------   ---------------   ------------   --------------
James S. Balloun.....      --            --           261,250          98,750         1,187,500              0
Brock A. Hattox......      --            --            10,000          70,000                 0              0
David Levy...........      --            --            78,078          61,000           859,067        120,000
Stewart A. Searle
  III................      --            --             5,500          31,500                 0              0

---------------

(1) The amounts shown represent the aggregate excess of market value of shares under option as of August 31, 1998 (using the $37.25 closing price on August 31, 1998) over the exercise price of the options.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock options which were granted to the named executive officers during the fiscal year ended August 31, 1998, as disclosed in the Summary Compensation Table above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

                                                          PERCENT OF
                                            NUMBER OF       TOTAL
                                            SECURITIES     OPTIONS/
                                            UNDERLYING       SARS
                                             OPTIONS/     GRANTED TO   EXERCISE                   GRANT
                                               SARS       EMPLOYEES    OR BASE                     DATE
                                             GRANTED      IN FISCAL     PRICE     EXPIRATION     PRESENT
                  NAME                        (#)(1)         YEAR       ($/SH)       DATE      VALUE($)(2)
                  ----                     ------------   ----------   --------   ----------   ------------
James S. Balloun.........................     65,000         13.0%     44.3125     9/22/07       791,700
Brock A. Hattox..........................     40,000          8.0%     44.3125     9/22/07       487,200
David Levy...............................     31,000          6.2%     44.3125     9/22/07       377,580
Stewart A. Searle III....................     20,000          4.0%     44.3125     9/22/07       243,600

---------------

(1) Options have a ten-year term, subject to earlier termination upon certain events related to termination of employment, and vest in four equal annual installments beginning on the first anniversary of the grant date. The Executive Resource and Compensation Committee has discretion, subject to limitations in the Long-Term Incentive Program and the Long-Term Achievement Incentive Plan, to modify the terms of outstanding options and to reprice the options.
(2) The amounts shown were calculated using a Black-Scholes option pricing model. The estimated values assume a risk-free rate of return of 6.10%, a dividend yield of 2.809%, an option term of ten years, and stock price volatility having a standard deviation of .1810. The option values were not discounted to reflect the vesting period of the options or to reflect any exercise or lapse of the options prior to the end of the ten year option period. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of aspiration awards to the named executive officers during the 1998 fiscal year.

                                                                               ESTIMATED FUTURE PAYOUTS
                                                                                    UNDER NON-STOCK
                                           NUMBER OF     PERFORMANCES OR           PRICE-BASED PLANS
                                         SHARES, UNITS     OTHER PERIOD     -------------------------------
                                           OR OTHER      UNTIL MATURATION   THRESHOLD   TARGET     MAXIMUM
NAME                                       RIGHTS(#)       OR PAYOUT(1)        ($)        ($)        ($)
----                                     -------------   ----------------   ---------   -------   ---------
James S. Balloun.......................     360,000          3 years          90,000    360,000   1,800,000
Brock A. Hattox........................     172,800          3 years          43,200    172,800     864,000
David Levy.............................     168,000          3 years          42,000    168,000     840,000
Stewart A. Searle III..................     108,000          3 years          27,000    108,000     540,000

---------------

(1) Aspiration awards will be payable based on the performance of the corporation, as measured by cumulative economic profit (adjusted after-tax profit less a capital charge) over a three-year performance cycle ending August 31, 2000. Half of each payout will be in shares of stock and half will be in cash.

EMPLOYMENT CONTRACTS, SEVERANCE ARRANGEMENTS, AND OTHER AGREEMENTS

     The Corporation's February 1, 1996 employment agreement with Mr. Balloun set forth his compensation arrangements for the period expiring August 31, 1998. For each fiscal year covered, the agreement provided for a base salary of at least $750,000 and a potential incentive bonus of $750,000, subject to achievement of performance objectives. The agreement also provided for the initial grant of stock options for 250,000 shares and provides for ongoing annual option grants at competitive levels and for participation in other benefit plans generally available to other executive officers. Pursuant to the agreement, an amendment to the Supplemental Retirement Plan for Executives ("SERP") grants Mr. Balloun two years of credited service under the SERP for each year of actual credited service and provides that he will be vested in his SERP benefit after completing five years of employment.

     The employment agreement with Mr. Balloun provides for a lump sum severance payment of $1.5 million in the event his employment is terminated after August 31, 1998. This provision does not apply in the event of voluntary termination, termination upon death or disability, or termination for cause (as each such term is defined in the agreement). In the event of termination in connection with a Change in Control which would entitle Mr. Balloun to benefits under his Severance Protection Agreement (described below), he would receive the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement.

     Pursuant to the Corporation's August 26, 1996 employment agreement with Mr. Hattox and a related amendment to the SERP, he will be credited with service under the SERP for each year of actual service (from September 18, 1996 instead of January 1, 1998), vested in his SERP benefit after five years, and eligible for early retirement at age 60. The agreement provides that in the event his employment is terminated by the Corporation on or before August 31, 1999, (a) he will receive a severance payment, in 24 semi-monthly installments, equal to his then-current salary and his bonus for the preceding year and a pro rata bonus for the year of termination and (b) his outstanding stock options will be vested and will be exercisable for two years following termination. These provisions do not apply in the event of voluntary termination, termination upon death or disability or for cause (as defined in the agreement), or termination in connection with a Change in Control, discussed below.

     The Corporation has Severance Protection Agreements (the "Agreements") with Messrs. Balloun, Hattox, Levy, and Searle. The Board intends for the Agreements (which are similar) to provide the officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

     The Agreement for Mr. Balloun is effective until his 65th birthday. The Agreements for Messrs. Hattox, Levy, and Searle are effective for a term of two years, which is automatically extended for one year at the end of each year unless terminated by either party. However, the term of the Agreements will not expire during a "Threatened Change in Control Period" (as defined in the Agreements) or prior to the expiration of 24 months following a "Change in Control" (as described below). If the employment of the officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for "Cause" or "Disability" or (2) by the officer for "Good Reason" (as each term is defined in the Agreements) or during the 60-day period commencing on the first anniversary of the occurrence of a Change in Control, the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

     The Agreements provide that the Corporation shall make an additional "gross-up payment" to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

     Assuming a Change in Control had occurred on October 1, 1998 and their employment had terminated on that date, the approximate cash payments that would have been made under the Agreements (not including the gross-up payments) would have been $4,521,184, $1,324,096, $2,005,292, $810,643 for Messrs. Balloun,
Hattox, Levy, and Searle, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to the officers constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     A "Change in Control" includes (1) the acquisition (other than from the Corporation) by any "person" (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of September 21, 1989 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) approval by stockholders of the Corporation of
(i) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

     Letter agreements issued to Messrs. Balloun, Hattox, Levy, and Searle in conjunction with the Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year if he remains in the employ of the Corporation for the full fiscal year. The letter agreement with Mr. Balloun will expire on his 65th birthday. Each other letter agreement has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation's obligations as set forth therein have been satisfied.

PENSION AND SUPPLEMENTAL RETIREMENT BENEFITS

     The combined benefit under the Corporation's qualified defined benefit retirement plan ("Pension Plan") and non-qualified supplemental retirement plan for executives ("SERP"), as amended, is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual's retirement), less 50% of the individual's primary social security benefit, and less the actuarial equivalent of the participant's account in the 401(k) plan for corporate employees, assuming an annual contribution of 4% of the individual's annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum.

     The following table shows the estimated aggregate annual benefits payable to a covered participant at normal retirement age under the Pension Plan and SERP, without the reduction under the SERP for the actuarial equivalent of 401(k) plan benefits (approximately $5,897 for Mr. Balloun, $28,363 for Mr. Hattox, $7,789 for Mr. Levy, and $40,273 for Mr. Searle):

                                                        YEARS OF SERVICE
                                      ----------------------------------------------------
            REMUNERATION                 15         20         25         30         35
            ------------              --------   --------   --------   --------   --------
$ 300,000...........................  $ 95,200   $126,900   $126,900   $126,900   $126,900
   400,000..........................   129,000    171,900    171,900    171,900    171,900
   500,000..........................   162,700    216,900    216,900    216,900    216,900
   600,000..........................   196,500    261,900    261,900    261,900    261,900
   700,000..........................   230,200    306,900    306,900    306,900    306,900
   800,000..........................   264,000    351,900    351,900    351,900    351,900
   900,000..........................   297,700    396,900    396,900    396,900    396,900
 1,000,000..........................   331,500    441,900    441,900    441,900    441,900
 1,200,000..........................   399,000    531,900    531,900    531,900    531,900
 1,400,000..........................   466,500    621,900    621,900    621,900    621,900
 1,600,000..........................   534,000    711,900    711,900    711,900    711,900
 1,800,000..........................   601,500    801,900    801,900    801,900    801,900

     The remuneration specified in the table above consists of salary and annual incentive bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

     The salary and bonus currently covered by the Pension Plan and the SERP for each of the named executive officers substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service for each of the following named executive officers as of August 31, 1998 were: Mr. Balloun, 3 years (6 years under the SERP); Mr. Hattox, 2 years; Mr. Levy, 23 years; and Mr. Searle, 2 years.

        ITEM NO. 2 -- AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors at its meeting on September 22, 1998 unanimously approved and recommended the approval by stockholders of an amendment to the Corporation's Restated Certificate of Incorporation (the "Certificate") increasing the authorized common stock of the Corporation from 80,000,000 shares to 120,000,000 shares. The proposed amendment will not affect the preferred stock presently authorized.

     In considering the proposed amendment the Board concluded that it would be advisable for the additional shares to be available for issuance at the discretion of the Board in connection with acquisitions and stock dividends and splits and for any other purpose determined by the Board to be in the best interest of the Corporation, without the delay attendant upon obtaining stockholder approval prior to each issuance. Where approval by stockholders is required for issuance, whether by Delaware law, the rules of the New York Stock Exchange, or other applicable requirement, the matter will be presented to stockholders.

     Authorized but unissued common stock could be used by the Board for defensive purposes, including the issuance of such stock to third parties, the use of such stock in recapitalization transactions, and the use of such stock in connection with the Shareholder Rights Plan described below. The availability of such stock could thus render more difficult or discourage, to some degree and in some circumstances, a merger, tender offer, proxy contest, or assumption of control of a large block of the Corporation's common stock without approval of the Board of Directors, or the Board's own removal, even though stockholders may favor such action. See also "Existing Provisions and Agreements Having an Anti-Takeover Effect" below. Management is not presently aware of any effort to accumulate the Corporation's stock or to obtain control of the Corporation by means of a merger, tender offer, solicitation in opposition to management, or otherwise.

     The Corporation at present does not have plans to issue additional shares of its common stock except in connection with the Long-Term Incentive Program and the Long-term Achievement Incentive Plan.

     At the present time 41,364,566 shares of the Corporation's common stock are issued and outstanding, and 22,081,022 shares of previously unissued stock and 16,554,412 shares held in the Corporation's treasury (less an aggregate of 4,436,113 shares which are reserved for issuance under the Long-Term Incentive Program, the Long-Term Achievement Incentive Plan, the Employee Stock Purchase Plan, and the Nonemployee Director Stock Option Plan) are available for future issuance.

     The stockholders of the Corporation do not have any preemptive rights in connection with the issuance or sale of additional shares of stock by the Corporation, nor do they have cumulative voting rights.

     The Board of Directors' resolution setting forth the proposed amendment is as follows:

          "Article Fourth of the Restated Certificate of Incorporation shall be amended by striking out paragraphs 4(a) and 4(b) therefrom and by substituting in lieu therefor the following new paragraphs 4(a) and 4(b):

             '4(a) The total number of shares of stock which the Corporation shall have authority to issue is 121,000,000.

             '4(b) Of such stock 120,000,000 shares shall be Common Stock of the par value of $1.00 each, amounting in the aggregate to $120,000,000.' "

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM NO. 2, THE PROPOSED AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK OF THE CORPORATION. Adoption of the proposed amendment requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote thereon.

EXISTING PROVISIONS AND AGREEMENTS HAVING AN ANTI-TAKEOVER EFFECT

     In addition to the proposed amendment to the Certificate which would increase the authorized common stock of the Corporation, existing provisions of the Certificate, the Corporation's By-laws, Delaware law, and certain agreements to which the Corporation is a party could deter, to varying degrees and in various circumstances, an effort to take control of the Corporation without approval of the Board of Directors. Those provisions and agreements are summarized below. The summary is qualified in its entirety by reference to the particular provisions and agreements. While neither management nor the Board of Directors has any current plans to adopt further anti-takeover provisions or agreements, they may from time to time consider measures which have an anti-takeover effect and may adopt or recommend their adoption if they believe the measures to be in the best interest of the Corporation.

     Shareholder Rights Plan. Under the Corporation's Shareholder Rights Plan, which was amended and restated on December 17, 1997, one Preferred Stock Purchase Right is presently attached to and trades with each outstanding share of the Corporation's common stock. The Rights become exercisable and transferable apart from the common stock (a) when a person or group (an "Acquiring Person"), without the Corporation's consent, acquires beneficial ownership of, or the right to obtain beneficial ownership of, fifteen percent (15%) or more of the Corporation's common stock ("15% Ownership"), (b) ten days after a person announces or commences a tender offer or exchange offer that could result in 15% Ownership (unless such date is extended by the Board), or
(c) twenty business days before the date on which a business combination is expected to be consummated involving a person who would obtain 15% Ownership as a result and who has directly or indirectly nominated a director at the time the business combination is considered. Once exercisable, each Right entitles the holder to purchase one one-thousandth (1/1000) share of Series A Participating Preferred Stock at an exercise price of One Hundred Sixty Dollars ($160), subject to adjustment to prevent dilution. The Rights have no voting power and, until exercised, no dilutive effect on net income per common share. The Rights expire on May 19, 2008, and are redeemable under certain circumstances. If a person acquires 15% Ownership, except in an offer approved by the Corporation under the Plan, then each Right not owned by the Acquiring Person or related parties will entitle its holder to purchase, at the Right's exercise price, shares of common stock or common stock equivalents having a market value immediately prior to the triggering of the Right of twice that exercise price. In addition, after an Acquiring Person obtains 15% Ownership, if the Corporation is involved in certain mergers, business combinations, or asset sales, each Right not owned by the Acquiring Person or related persons will entitle its holder to purchase, at the Right's exercise price, shares of common stock of the other party to the transaction having a market value immediately prior to the triggering of the Right of twice that exercise price.

     Supermajority Provision. Article Twelfth of the Certificate was approved by the stockholders in 1978. It requires the affirmative vote or consent of the holders of two-thirds (2/3) of the voting stock of the Corporation to authorize certain business combinations and other extraordinary transactions involving any person who beneficially owns, directly or indirectly, five percent (5%) or more of the Corporation's voting stock (an "Interested Person"). The two-thirds (2/3) vote is not required by Article Twelfth if the Board of Directors approved the transaction prior to the time the Interested Person became a beneficial owner of five percent (5%) or more of the voting stock or approved it later if a majority of the directors voting to approve such transaction were members of the Board prior to the time the Interested Person became a beneficial owner of five percent (5%) or more of the voting stock. Article Twelfth may be amended or repealed only upon the affirmative vote or consent of the holders of two-thirds (2/3) of the voting stock of the Corporation.

     Fair Price Provision. Under Article Thirteenth of the Certificate, also approved by the stockholders in 1978, certain stockholder approval requirements must be met to authorize certain business combinations between the Corporation and any Interested Person (defined substantially as in Article Twelfth). A majority of the outstanding shares of the Corporation's voting stock, other than those shares owned by the Interested Person, would be required to approve such a transaction unless: (a) the Board of Directors approved the Business Combination prior to the time the Interested Person became a beneficial owner of five percent (5%) or more of the voting stock or approved it later if a majority of the directors voting to approve such transaction were members of the Board prior to the time the Interested Person became a beneficial owner of five percent or more of the voting stock; or (b) (i) the consideration paid by the Interested Person in exchange for the shares held by the Corporation's stockholders approximates the highest price per share paid by the Interested Person in acquiring any of the Corporation's stock, and (ii) there has been no significant reduction in the Corporation's dividend rate subsequent to the time the Interested Person acquired five percent (5%) or more of the Corporation's voting stock, unless such reduction was approved by the Board of Directors and a majority of the directors approving such reduction were members of the Board prior to the time the Interested Person acquired a five percent (5%) position. Article Thirteenth may be amended only upon the affirmative vote or consent of the holders of a majority of the outstanding shares of voting stock of the Corporation, excluding those shares owned by the Interested Person.

     Takeover Statute. In general, Section 203 of the Delaware General Corporation Law restricts for three years certain business combinations between a Delaware corporation and a stockholder that acquires fifteen percent (15%) or more of the corporation's voting stock. An exception is provided where the stockholder, in crossing the fifteen percent (15%) threshold, acquires more than eighty-five percent (85%) of the corporation's total voting shares (excluding shares held by directors who are also officers and by certain employee benefit plans) in a single transaction. Business combinations with fifteen percent (15%) stockholders would be permitted where (a) prior to the date the person became a fifteen percent (15%) holder, the Board of Directors approved either the business combination or the transaction that resulted in the person becoming a fifteen percent (15%) stockholder, or (b) on or after such date, the business combination was approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds (2/3) of the outstanding voting stock that is not owned by the fifteen percent (15%) stockholder or affiliates and associates.

     Stockholder Nominations and New Business. By-law 3.3 requires in general that a nomination made by a stockholder for the election of a director at any annual meeting include certain prescribed information and be submitted in writing to the Secretary of the Corporation not less than ninety days prior to the anniversary date of the immediately preceding annual meeting. By-law 2.10 requires in general that new business items proposed by stockholders at any Annual Meeting of Stockholders be submitted in accordance with prescribed procedures and be received by the Secretary of the Corporation not less than sixty days nor more than ninety days prior to the date of the annual meeting. See "Stockholder Proposals" below.

     Supermajority Vote for Amendment of By-laws. By-law 7.9 states that the By-laws may be adopted, amended, or repealed by the stockholders by the affirmative vote of the holders of two-thirds (2/3) of the voting power of all of the outstanding shares of capital stock of the Corporation at any regular or special meeting of stockholders if notice of the proposed amendment is contained in the notice of the meeting or waived by all of the stockholders entitled to vote.

     No Power to Call Special Meeting or Act by Written Consent. The stockholders are not empowered to call a special meeting of the stockholders, to require that such a meeting be called by the Board or the officers of the Corporation, or to act by written consent without a meeting (except as may otherwise be provided in the Certificate).

     Available Capital Stock. The Corporation has 500,000 shares of unissued preferred stock (in addition to 500,000 unissued shares of Series A Participating Preferred Stock reserved for issuance under the Shareholder Rights
Plan). The Board of Directors has authority to fix the voting rights and other terms of any series of preferred stock prior to its issuance. Additionally, the Corporation has 22,081,022 shares of unissued common stock and 16,554,412 shares of common stock held in the treasury, including 4,436,113 shares reserved for issuance. Such authorized and unissued stock could be used by the Board for defense purposes, including its issuance to third parties or use in recapitalization transactions.

     Certain Agreements. The Corporation has several agreements and benefit plans which provide for certain payments in the event of termination of employment of certain employees or plan participants after a change in control of the Corporation. See "Employment Contracts, Severance Arrangements, and Other Agreements" above.

         ITEM NO. 3 -- APPROVAL OF THE AMENDED AND RESTATED MANAGEMENT
                        COMPENSATION AND INCENTIVE PLAN

     Subject to approval by the Corporation's stockholders, the Board of Directors on September 22, 1998 adopted the amended and restated National Service Industries, Inc. Management Compensation and Incentive Plan (the "Incentive Plan") effective as of September 1, 1998. The Incentive Plan continues, with some modifications, the incentive plan approved by shareholders at the Annual Meeting in January 1995 (the "Prior Incentive Plan"). Stockholder approval of the Incentive Plan is sought in order to qualify the Incentive Plan under Section 162(m) of the Internal Revenue Code and to thereby allow the Corporation to deduct for federal income tax purposes all compensation paid under the Incentive Plan to named executive officers (generally, the executive officers who would be listed for a fiscal year in the summary compensation table appearing on page ten hereof).

     This summary of certain features of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is set forth in Exhibit A.

GENERAL

     The purpose of the Incentive Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives who have significant responsibility for such success.

The Incentive Plan will be administered by the Executive Resource and Compensation Committee or other committee designated by the Board (the "Committee"), subject to the Committee's right to delegate to the Chief Executive Officer and others with responsibility for administration of the Incentive Plan as it relates to participants other than named executive officers. Persons eligible to participate in the Incentive Plan are the executive officers and other executives of the Corporation, its operating units, or its affiliates who are in management positions designated as eligible for participation by the Committee or its designee. Currently, 30 individuals have been designated as eligible for participation for 1999.

     The Incentive Plan may be amended, suspended, or terminated by the Committee at any time, subject to ratification by the Board and to the consent of each participant whose rights with respect to an approved award would be adversely affected. Unless terminated, the Incentive Plan will remain in effect until awards thereunder are paid for the Corporation's fiscal year ending in 2004 (five years beyond the scheduled expiration of the Prior Incentive Plan).

AWARDS UNDER THE INCENTIVE PLAN

     Prior to, or as soon as practical after, the commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters: (a) employees who are eligible to participate; (b) performance targets and the measurement criteria for determining the level of achievement of the performance targets; (c) the percentage of a participant's base salary which may be paid as an incentive award at specified levels of achievement of the performance targets; and (d) the times and conditions subject to which any incentive award may become payable. Performance criteria for named executive officers will include one or more of the criteria specified in the Prior Incentive Plan (net income, earnings per share, return on equity, return on assets (or net assets), pre-tax profit, market value of the Corporation's stock, and total shareholder return) or one or more criteria which have been added (sales, after-tax profit, return on investment, economic profit, cash flow, and cash flow return). The Committee may establish other performance criteria for participants who are not named executive officers. The maximum incentive award payable to a participant in any year will be that amount which, when added to the participant's base salary for the year, totals an aggregate of $2.5 million (compared to $1.5 million under the Prior Incentive Plan). Plan rules established each year by the Committee will be submitted to the Board of Directors for ratification.

     After the end of each fiscal year, the Committee will certify the extent to which the performance criteria have been achieved for that year. In measuring performance, the Committee may adjust the Corporation's financial results to exclude the effect of unusual charges, income items, or other events which distort year-to-year comparisons of results. With respect to named executive officers the Committee shall exclude such items with the effect of increasing achievement of performance criteria if such items constitute "extraordinary items" under generally accepted accounting principles, as provided in the Prior Incentive Plan, or if such items are significant unusual items. The Committee will also make adjustments to eliminate the effect of unanticipated changes in the tax laws and regulations.

     Incentive awards shall be approved by the Committee, subject to ratification by the Board, based on the plan rules then in effect and the achievement of performance criteria as certified by the Committee. Any award may be decreased, at the Committee's discretion, based on such factors as the Committee may determine, including the failure of the Corporation or an operating unit to meet additional performance goals or the failure of the participant to meet personal performance goals. The Committee may in its discretion grant awards to deserving participants, except those who are named executive officers, notwithstanding levels of achievement of performance criteria.

     Awards will generally be made in lump sum cash payments, unless the Committee specifies otherwise at the beginning of the year. Payment will be made as soon as practicable after determination of awards, subject to deferral as provided by other plans of the Corporation.

     A partial incentive award may be authorized by the Committee for a participant who is terminated without cause or who retires, dies, or becomes permanently and totally disabled. Otherwise, no award will be paid to a participant who is not an active employee of the Corporation, an operating unit, or an affiliate at the end of the fiscal year to which the award relates.

CHANGES IN CONTROL

     Upon the occurrence of a Change in Control (generally defined as set forth on page twelve hereof under the heading "Employment Contracts, Severance Arrangements, and Other Agreements"), unless a participant otherwise elects in writing, the participant's incentive award for that year will be deemed to have been fully earned for the year, with performance at the target level and with no reductions for other factors. If the participant does not make such an election, then within thirty days after the effective date of the Change in Control, the participant will be paid in cash a pro rata portion of the award based on the number of days within the fiscal year that elapsed as of the effective date of the Change in Control.

FEDERAL TAX CONSEQUENCES

     An award under the Incentive Plan will constitute taxable ordinary income to the participant. Generally, the Corporation will be entitled to a corresponding deduction.

     Section 162(m) of the Internal Revenue Code limits to $1 million the amount of compensation that may be deducted in any tax year with respect to a named executive officer, with an exception for certain performance-based compensation. The Incentive Plan is designed, and is to be administered, to qualify payments to named executive officers for that performance-based exception.

1999 AWARDS

     For fiscal 1999, each of the named executive officers and certain other executives have been granted an opportunity to receive a cash incentive award under the Incentive Plan (subject to approval of the Plan by stockholders). The awards to named executive officers will be based on the Corporation's increase in net earnings for 1999 compared to 1998; the bonus fund increases or decreases in relationship to earnings per share, with no bonus fund for earnings below a threshold level.

     The future benefits to be received by participants in the Incentive Plan are not currently determinable because they are dependent upon performance criteria and results which are not now known. However, the Corporation's 1998 bonus incentive plan functioned in a manner consistent with the Incentive Plan. The bonus amounts paid under the prior incentive plan to Messrs. Balloun, Hattox, Levy, and Searle were the amounts reported in the summary compensation table on page ten hereof; the total amount of bonuses paid to current executive officers as a group was $809,718, and the total amount of bonuses paid to all 29 participating employees as a group was $1,879,764.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDED AND RESTATED MANAGEMENT COMPENSATION AND INCENTIVE PLAN. Approval requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote thereon. In the event the Incentive Plan is not approved by the Corporation's stockholders, the Board will take such action with respect to incentive awards as it considers to be in the best interests of the Corporation, consistent with the compensation policies set forth in the Report of the Executive Resource and Compensation Committee on page seven.

               ITEM NO. 4 -- APPOINTMENT OF INDEPENDENT AUDITORS

     At the annual meeting, a proposal will be presented to ratify the appointment of Arthur Andersen LLP as independent auditors to examine the books of account and other corporate records of the Corporation for the fiscal year ending August 31, 1999. Arthur Andersen LLP has performed this function for the Corporation since 1964. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to questions of stockholders. The total amount of fees charged by Arthur Andersen LLP for their services during the fiscal year ended August 31, 1998, was $1,057,441, substantially all of which was for services provided in connection with annual audits, retirement plan audits, and tax assistance.

                          ITEM NO. 5 -- OTHER MATTERS

     The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

            ANNUAL MEETING IN JANUARY 2000 -- STOCKHOLDER PROPOSALS

     If a stockholder wishes to have a proposal considered for inclusion in the Corporation's proxy solicitation materials in connection with the annual meeting of stockholders to be held in January 2000, the proposal must comply with the Securities and Exchange Commission's proxy rules, be stated in writing, and be submitted on or before July 26, 1999, to the Corporation at its principal executive offices at P.O. Box 7158, Midtown Station, Atlanta, Georgia 30357-0158, Attention: Helen D. Haines, Vice President and Secretary. All such proposals should be sent by certified mail, return receipt requested.

     Excluding stockholder proposals filed in accordance with the proxy rules, a stockholder is required to comply with the Corporation's By-laws with respect to any proposal to be presented for action at an annual meeting of stockholders. The Corporation's By-laws require each proposal to be (i) written, (ii) delivered to, or mailed and received at, the principal executive office of the Corporation not less than 60 days nor more than 90 days prior to the date of the annual meeting, and (iii) accompanied by (A) a brief description of the proposal and the reasons therefor, (B) the name and address of the stockholder making the proposal and any other stockholders known by such stockholder to support such proposal, (C) the class and number of shares of the Corporation's capital stock beneficially owned by all such stockholders, and (D) any financial interest of such stockholder in the proposal. If notice or public disclosure of the date of the annual meeting occurs less than 70 days prior to the date of the annual meeting, stockholders must deliver to the Corporation, or mail and have received at the Corporation, the proposal and the required attendant information not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or
(ii) the day on which such public disclosure was made. Nothing in the By-laws requires the Corporation to include in its proxy statement and proxy for any annual meeting of stockholders any stockholder proposal which the Corporation is permitted to exclude pursuant to the rules of the Securities and Exchange Commission at the time such proposal is received.

     If a stockholder wishes to nominate a candidate for election as director at the annual meeting of stockholders to be held in January 2000, the stockholder must comply with the Corporation's By-laws with respect to director nominations. Written notice of the stockholder's intent to make such nomination must be given to the Secretary of the Corporation, at the principal executive offices of the Corporation, not later than October 8, 1999. The written notice shall set forth
(A) the name and address of the stockholder and each person whom the stockholder proposes to nominate as a director; (B) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The preceding two paragraphs are intended to summarize the applicable By-laws of the Corporation. These summaries are qualified in their entirety by reference to those By-laws.

     THE ANNUAL REPORT OF THE CORPORATION WHICH ACCOMPANIES THIS PROXY STATEMENT CONTAINS MUCH OF THE INFORMATION THAT IS IN THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE FORM 10-K REPORT WILL BE FURNISHED TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO HELEN D. HAINES, VICE PRESIDENT AND SECRETARY, NATIONAL SERVICE INDUSTRIES, INC., P.O. BOX 7158, MIDTOWN STATION, ATLANTA, GEORGIA 30357-0158.

                                          By order of the Board of Directors,

                                          HELEN D. HAINES
                                          Vice President and Secretary

                                                                       EXHIBIT A

                       NATIONAL SERVICE INDUSTRIES, INC.

                   MANAGEMENT COMPENSATION AND INCENTIVE PLAN

           As Amended and Restated, Effective As Of September 1, 1998

     1. ESTABLISHMENT AND EFFECTIVE DATE OF PLAN. National Service Industries, Inc. (the "Corporation") hereby amends and restates the National Service Industries, Inc. Management Compensation and Incentive Plan (the "Plan") for its executive officers and certain other executives of the Corporation, its Operating Units and affiliates who are in management positions designated as eligible for participation by the Executive Resource and Compensation Committee (the "Committee") of the Board of Directors of the Corporation or its designee. The amended and restated Plan shall be effective on September 1, 1998 and shall remain in effect, subject to the rights of amendment and termination in Section 13, until the Incentive Awards are paid for the Corporation's fiscal year ending in 2004. Payments under the Plan shall only be made to Named Executive Officers after the Plan is approved by the stockholders of the Corporation.

     2. PURPOSE OF THE PLAN. The purpose of the Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives who have significant responsibility for such success.

     3. DEFINITIONS.

     - "BASE ANNUAL SALARY" means the actual salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Corporation's deferred compensation or welfare plans (whether qualified or non-qualified).

     - "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

     - "CHANGE IN CONTROL" means any of the following events:

          (i) The acquisition (other than from the Corporation) by any "Person" [as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")] of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities; or

          (ii) The individuals who, as of September 22, 1998, are members of the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Corporation's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

          (iii) Approval by stockholders of the Corporation of (1) a merger or consolidation involving the Corporation if the stockholders of the Corporation, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (2) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (i) above, solely because twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

     - "CHIEF EXECUTIVE OFFICER" means the chief executive officer of the Corporation, unless otherwise specified.

     - "CODE" means the Internal Revenue Code of 1986, as amended.

     - "COMMITTEE" means the Executive Resource and Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors which is responsible for administering the Plan.

     - "CORPORATION" means National Service Industries, Inc., a Delaware corporation, and its successors.

     - "INCENTIVE AWARD" or "AWARD" means the bonus awarded to a Participant under the terms of the Plan.

     - "MAXIMUM AWARD" means the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

     - "NAMED EXECUTIVE OFFICER" means a Participant who as of the date of payment of an Incentive Award is one of the group of "covered employees" under Code Section 162(m) and the regulations thereunder.

     - "OPERATING UNIT" means a separate business operating unit of the Corporation with respect to which separate performance goals may be established hereunder.

     - "PARTICIPANT" means an employee of the Corporation, an Operating Unit or an affiliate who is designated by the Committee to participate in the Plan.

     - "PERSONAL PERFORMANCE GOALS" means the goals that may be established for a Participant each year to improve the effectiveness of the Participant's area of responsibility as well as the Corporation as a whole.

     - "PLAN RULES" means the guidelines established annually by the Committee pursuant to Section 4, subject, where applicable, to ratification by the Board of Directors.

     - "PLAN YEAR" means the twelve month period which is the same as the Corporation's fiscal year. The initial Plan Year for the amended and restated Plan shall be September 1, 1998 through August 31, 1999.

     - "RELATIVE PERFORMANCE" means the extent to which the Corporation, and/or designated Operating Unit, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

     - "TARGET AWARD" means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

     - "THRESHOLD AWARD" means the percentage of Base Annual Salary which may be paid based on the minimum acceptable Relative Performance during the Plan Year.

     4. ADMINISTRATION OF THE PLAN. The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as it applies to Participants other than Named Executive Officers pursuant to Section 7. The Committee will have authority to establish Plan Rules with respect to the following matters for the Plan Year, subject to the right of the Board of Directors to ratify such Plan Rules as provided in this Section 4:

          (a) the employees who are Participants in the Plan;

          (b) the Target Award, Maximum Award and Threshold Award that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

          (c) the performance targets and the measurement criteria to be used in determining the Corporation's or an Operating Unit's Relative Performance, which will include one or more of the following, as determined by the Committee each year: sales, net income, earnings per share, return on equity, return on assets (or net assets), after-tax or pre-tax profit, market value of the Corporation's stock, total shareholder return, return on investment, economic profit, capitalized economic profit, cash flow and cash flow return; and

          (d) the time or times and the conditions subject to which any Incentive Award may become payable.

     The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year. Subject to the provisions of the Plan and the Committee's right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a) through (d) of this Section 4 with respect to Named Executive Officers (and such other Participants as the Committee may determine) shall be submitted at least annually to the Board of Directors for its consideration and ratification. For Participants who are not Named Executive Officers, the Committee may in its discretion establish performance measures not listed in this Section 4 without obtaining shareholder approval.

     5. PARTICIPATION. Eligibility for participation in the Plan is limited to executive officers of the Corporation and certain other executives of the Corporation and its Operating Units or affiliates who hold key management and staff positions. From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant other than a Named Executive Officer changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant's award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.

     6. INCENTIVE AWARDS.

     6.1 DETERMINATION OF THE AMOUNT OF INCENTIVE AWARDS. At the end of each Plan Year, the Committee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon financial information provided by the Corporation. Subject to the right to decrease an award as described in the next paragraph, the Participant's Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, measurement criteria and the requirements of the Plan. The Committee may in determining whether performance targets have been met adjust the Corporation's financial results to exclude the effect of unusual charges or income items or other events, including acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations, restructurings, reductions in force, currency fluctuations or changes in accounting, which are distortive of results for the year (either on a segment or consolidated basis); provided, that for purposes of determining the Incentive Awards of Named Executive Officers, the Committee shall exclude unusual items whose exclusion has the effect of increasing Relative Performance if such items constitute "extraordinary items" under generally accepted accounting principles or are significant unusual items. In addition, the Committee will adjust its calculations to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto.

     The Committee may, in its discretion, decrease the amount of a Participant's Incentive Award for a Plan Year based upon such factors as it may determine, including the failure of the Corporation or an Operating Unit to meet certain performance goals or of a Participant to meet his Personal Performance Goals. The factors to be used in reducing an Incentive Award may be established at the beginning of a Plan Year and may vary among Participants.

     In the event that the Corporation's or an Operating Unit's performance is below the anticipated performance thresholds for the Plan Year and the Incentive Awards are below expectations or not earned at all, the Committee may in its discretion grant Incentive Awards (or increase the otherwise earned Incentive Awards) to deserving Participants, except for Participants who are Named Executive Officers.

     The Plan Rules and Incentive Awards under the Plan shall be administered in a manner to qualify payments under the Plan to the Named Executive Officers for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Board of Directors determines such compliance is not necessary. The maximum Incentive Award that may be paid to an individual Participant for a Plan Year shall be the amount which when added to the Participant's Base Annual Salary for such Plan Year totals an aggregate of $2.5 million.

     6.2 ELIGIBILITY FOR PAYMENT OF INCENTIVE AWARD. No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee's determination with respect to the payment of individual Incentive Awards, except where the

Committee determines such ratification is not necessary. No Incentive Award will be paid to any Participant who is not an active employee of the Corporation, an Operating Unit or an affiliate at the end of the Plan Year to which the Incentive Award relates; provided, however, at the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required, and the limitations of Code Section 162(m)), partial Incentive Awards may be paid to Participants (or their beneficiaries) who are terminated without cause (as determined by the Committee or its designee) or who retire, die or become permanently and totally disabled during the Plan Year. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Corporation, and such Participant's rights shall be equivalent to that of a general unsecured creditor of the Corporation.

     6.3 PAYMENT OF AWARDS. Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to Sections 6.1 and 6.2, subject to a Participant's right to defer payment pursuant to any applicable deferred compensation plans of the Corporation. Payment will generally be made in a lump sum in cash, unless the Committee otherwise determines at the beginning of the Plan Year.

     7. DELEGATION OF AUTHORITY BY THE COMMITTEE. Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan as it relates to Participants other than Named Executive Officers. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust any Incentive Awards that are payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Corporation to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).

     8. CHANGE IN CONTROL. Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing, the Participant's Incentive Award for the Plan Year, determined at the Target Award level (without any reductions under Section 6.1) shall be deemed to have been fully earned for the Plan Year, provided that the Participant shall only be entitled to a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The Incentive Award amount shall be paid in cash within thirty (30) days of the effective date of the Change in Control. The Incentive Award payable upon a Change in Control to a Participant for the Plan Year during which a Change in Control occurs shall be the greater of the amount provided for under this Section 8 or the amount of the Incentive Award payable to such Participant for the Plan Year under the terms of any employment agreement or severance agreement with the Corporation, its Operating Units or affiliates.

     9. BENEFICIARY. To the extent provided by the Committee or its designee each Participant will designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under
Section 6.2. Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for a designation of beneficiary or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.

     10. WITHHOLDING OF TAXES. The Corporation shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.

     11. EMPLOYMENT. Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Corporation, an Operating Unit or an affiliate, or interfere with or restrict in any way the rights of the Corporation, an Operating Unit or an affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause.

     12. SUCCESSORS. All obligations of the Corporation under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Corporation, a merger, a consolidation or otherwise.

     13. TERMINATION AND AMENDMENT OF THE PLAN; GOVERNING LAW. The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect, provided that no such action will, without the consent of a Participant, adversely affect the Participant's rights under an Incentive Award approved under Section 6.2. The Plan shall be interpreted and construed under the laws of the State of Georgia.

  AS APPROVED BY THE BOARD OF DIRECTORS OF THE CORPORATION ON THE 22nd DAY OF
                                SEPTEMBER, 1998.

                                   (NSI Logo)

                       (LOGO)  PRINTED ON RECYCLED PAPER

                                                                        APPENDIX

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

RECORD DATE SHARES:                                               THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR:
---------------------------------
NATIONAL SERVICE INDUSTRIES, INC.                                                       For       With-     For All
---------------------------------                                                   All Nominees  hold       Except
                                                       1. Election of Directors:        [  ]      [  ]        [  ]

Mark box at right if an address change or    [  ]              JAMES S. BALLOUN, JOHN L. CLENDENIN, THOMAS C. GALLAGHER,
comment has been noted on the reverse side                       ROBERT M. HOLDER, JR., JAMES C. KENNEDY, DAVID LEVY,
of this card.                                                           BERNARD MARCUS, CHARLES W. McCALL, JOHN G. MEDLIN, JR.,
                                                                SAM NUNN, HERMAN J. RUSSELL, BETTY L. SIEGEL, AND BARRIE A. WIGMORE



                                                          -------------------------------------------------------------------
                                                          Instruction: To withhold authority to vote for any nominee(s), mark the
                                                          "For All Except" box and write each such nominee's name on the above line.

                                                         2. Amendment of Restated Certificate of             For   Against  Abstain
                                                            Incorporation to increase authorized             [  ]    [  ]     [  ]
                                                            common stock to 120,000,000 shares.


                                                         3. Approval of amended and restated National        [  ]    [  ]     [  ]
                                                            Service Industries, Inc. Management
                                                            Compensation and Incentive Plan.


                                                         4. Ratification of appointment of Arthur Andersen   [  ]    [  ]     [  ]
                                                            LLP as independent auditors for the Corporation.

Please be sure to sign and date this Proxy.    Date
-------------------------------------------------------


Stockholder sign here          Co-owner sign here
--------------------------------------------------------
                               -Fold and detach here if you are not voting by the Internet or telephone-



                       NATIONAL SERVICE INDUSTRIES, INC.

Dear Shareholder:

National Service Industries, Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.  To vote over the Internet:
       -- Log on the Internet and go to the web site http://www.vote-by-net.com

2.  To vote over the telephone:
       -- On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) -- Outside of the U.S. and Canada call 201-324-0377.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

                      NATIONAL SERVICE INDUSTRIES, INC.

                 ANNUAL STOCKHOLDERS MEETING JANUARY 6, 1999
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS


The undersigned does hereby appoint JAMES S. BALLOUN, DAVID LEVY and HELEN D. HAINES and each of them proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on January 6, 1999 at 10:00 A.M., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.



   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4
                           SHOWN ON THE REVERSE SIDE.


--------------------------------------------------------------------------------
Please date this proxy and sign exactly as your name, or names, appear hereon. Where there is more than one owner, each must sign. When signing in fiduciary or representative capacity, please give fill title as such.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

----------------------------------      ----------------------------------------

----------------------------------      ----------------------------------------

----------------------------------      ----------------------------------------


                        NSI ANNUAL MEETING PARKING PASS

 Parking for shareholders attending the Annual Meeting will be available in the
     Woodruff Arts Center parking decks on Lombardy Way at the rear of the
                                  Arts Center.

   As you exit the parking decks, present this parking pass to the attendant.